                                                                   EXHIBIT 12(b)
                                                                     PAGE 1 of 2


                             UNION ELECTRIC COMPANY

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   AND PREFERRED STOCK DIVIDEND REQUIREMENTS



                                                                             YEAR ENDED DECEMBER 31,
                                                                 ------------------------------------------------

                                                                     1989      1990      1991      1992      1993
                                                                 --------  --------  --------  --------  --------
                                                                        (Thousands of Dollars Except Ratios)

Net income for the period......................................  $285,605  $294,219  $321,512  $302,748  $297,160
 Add:
   Taxes based on income.......................................   181,793   191,532   218,954   197,009   182,716
   Fixed charges (see below)...................................   177,611   188,698   168,380   136,227   130,914
                                                                 --------  --------  --------  --------  --------

Earnings available for fixed
 charges and preferred stock
 dividend requirements of Company..............................  $645,009  $674,449  $708,846  $635,984  $610,790
                                                                 ========  ========  ========  ========  ========

 Fixed charges:
   Interest on debt............................................  $172,288  $183,215  $163,061  $125,798  $124,430
   Amortization of premium and
   discount, less expense, on
   debt; and bond defeasance
   cost........................................................     4,283     4,369     4,148     9,521     5,170
   Rentals (see note)..........................................     1,040     1,114     1,171       908     1,314
                                                                 --------  --------  --------  --------  --------
   Total fixed charges.........................................  $177,611  $188,698  $168,380  $136,227  $130,914

Preferred stock dividend requirements
 of Company *(Adjusted for income
 tax effect)...................................................    29,994    22,901    22,213    21,852    21,537
                                                                 --------  --------  --------  --------  --------

Total fixed charges and preferred
 stock dividend requirements...................................  $207,605  $211,599  $190,593  $158,079  $152,451
                                                                 ========  ========  ========  ========  ========

Ratio of earnings to fixed charges
 and preferred stock dividends.................................      3.11      3.19      3.72      4.02      4.01
                                                                 ========  ========  ========  ========  ========

 Note:  Represents the interest factor applicable to rentals.
 * See following page for supporting computation.

                                                                   EXHIBIT 12(b)
                                                                     PAGE 2 of 2


                             UNION ELECTRIC COMPANY

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   AND PREFERRED STOCK DIVIDEND REQUIREMENTS



                                                                                YEAR ENDED DECEMBER 31,
                                                                 -----------------------------------------------------
                                                                   1989       1990       1991       1992       1993
                                                                 ---------  ---------  ---------  ---------  ---------
                                                                         (Thousands of Dollars Except Ratios)

Computation of preferred stock
 dividend requirements of Company,
 adjusted for income tax effect*
   Preferred stock dividend require-
   ments of Company, as shown on
   statement of earnings.......................................  $ 19,134   $ 14,693   $ 14,059   $ 14,058   $ 14,087

 Less deductible preferred stock
   dividends**.................................................     2,085      2,085      2,085      2,085      1,973
                                                                 --------   --------   --------   --------   --------

 Non-deductible preferred stock
   dividends...................................................  $ 17,049   $ 12,608   $ 11,974   $ 11,973   $ 12,114
                                                                 ========   ========   ========   ========   ========

 Excess of net income before income
   taxes over net income (percentage) -
   See note below..............................................      63.7%      65.1%      68.1%      65.1%      61.5%
                                                                 --------   --------   --------   --------   --------

 Income tax effect on non-deductible
   preferred stock dividends*..................................  $ 10,860   $  8,208   $  8,154   $  7,794   $  7,450
 Add:
   Deductible preferred stock
   dividends (above)...........................................     2,085      2,085      2,085      2,085      1,973
   Non-deductible preferred stock
   dividends (above)...........................................    17,049     12,608     11,974     11,973     12,114
                                                                 --------   --------   --------   --------   --------

 Preferred stock dividend requirements
   of Company, adjusted for income
   tax effect..................................................  $ 29,994   $ 22,901   $ 22,213   $ 21,852   $ 21,537
                                                                 ========   ========   ========   ========   ========

Note:  Calculated as follows -
   Net income before income
  taxes........................................................  $467,398   $485,751   $540,466   $499,757   $479,876
   Less net income.............................................   285,605    294,219    321,512    302,748    297,160
                                                                 --------   --------   --------   --------   --------
   Excess - Taxes based on
  income.......................................................  $181,793   $191,532   $218,954   $197,009   $182,716
                                                                 ========   ========   ========   ========   ========
  - Percentage of net income...................................      63.7%      65.1%      68.1%      65.1%      61.5%
                                                                 ========   ========   ========   ========   ========

 * Income tax adjustment to reflect pre-tax earnings required to meet preferred stock dividend.
 **  Dividends deductible on federal income tax return.